Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS

CLINICAL LAB REVENUES INCREASE 26%

ST. PAUL, Minn. October 16, 2008 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) announced today results for the third quarter ended September 30, 2008.

For the three-month period ended September 30, 2008, revenues increased to $22,410,000 compared to $20,759,000 from the prior-year period. Operating income was $2,770,000 compared to $3,050,000 from the prior-year period. The Company recorded net income of $1,644,000, or $0.19 per diluted share, compared to net income of $1,939,000, or $0.22 per diluted share, from the comparable period last year.

For the nine-month period ended September 30, 2008, revenues increased by 7%, to $64,992,000 compared to $60,561,000, from the prior-year period. Operating income increased to $8,587,000 compared to $8,130,000, from the comparable period last year. Net income was $5,159,000, or $0.58 per diluted share, compared to net income of $5,255,000, or $0.59 per diluted share, from the comparable period last year.

In our Laboratory Segment, revenues from drugs-of-abuse testing increased slightly, primarily as a result of increases from government testing for prison, probation and parole, which is a lower margin business. New business from workplace drugs-of-abuse testing clients was strong in the quarter, but overall volume was negatively impacted by an 11% reduction in revenues from existing clients. We believe that the reduced testing volume from existing clients is attributable to economic conditions affecting hiring decisions. Our clinical laboratory expansion initiated this year is gaining momentum with record revenues of $7.0 million for the quarter, for an increase of 26% year over year. Within the clinical laboratory, Clinical Trial Services (CTS) revenues increased to a record $2.0 million for the quarter. New signed protocols and awarded business has increased our CTS backlog to over $10.0 million. Additionally, we have entered into a third exclusive preferred provider relationship that should further expand our testing volume in CTS.

MEDTOX Scientific, Inc.

October 16, 2008

While we are seeing positive results from our clinical laboratory expansion, we have incurred over $300,000 of incremental expenses in the quarter due to the expansion. We also incurred $250,000 incremental transportation expense in the quarter due to rising costs. We will be implementing fee adjustments throughout the rest of the year to mitigate the increased transportation cost.

In the Diagnostic Segment, revenues were flat year over year for the quarter. While we experienced growth in both the hospital and government market segments, revenues from our workplace drugs-of-abuse clients were down 9% year over year. We also experienced lower revenues from OEM contract manufacturing, a product line we are phasing out.

Except for the negative revenue impact of workplace hiring in both of our operating segments, results for the quarter were consistent with our expectations. We continue to maintain effective expense control. Total selling, general and administrative expenses for the quarter were 27.0% of revenues, down from 28.2% for the same period last year. New account activity in the clinical laboratory for the quarter was encouraging and strengthens our long term view of our continuing diversification efforts.

MEDTOX will hold a teleconference to discuss third quarter 2008 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing (877) 857-6144 a few minutes prior to the scheduled start time on October 16 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing (719) 325-4753. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through October 23 at (888) 203-1112 conference ID # 1107420. International callers may access the replay at (719) 457-0820 with the same conference ID # 1107420.

MEDTOX Scientific, Inc.

October 16, 2008

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release, including those relating to a third exclusive preferred provider relationship that should further expand the testing volume in CTS and fee adjustments that MEDTOX will implement throughout the rest of the year to mitigate increased transportation costs, are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, expand provider relationships and testing volume, and manage expenses, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2007 Annual Report on Form 10-K.

MEDTOX Scientific, Inc.

October 16, 2008

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Laboratory services	$ 17,431	$ 15,723	$ 49,731	$ 46,499
Product sales	4,979	5,036	15,261	14,062
	22,410	20,759	64,992	60,561
COST OF REVENUES:
Cost of services	10,910	9,322	30,834	27,431
Cost of sales	2,068	1,936	6,055	5,310
	12,978	11,258	36,889	32,741

GROSS PROFIT	9,432	9,501	28,103	27,820

OPERATING EXPENSES:
Selling, general and administrative	6,050	5,852	17,798	17,726
Research and development	612	599	1,718	1,964
	6,662	6,451	19,516	19,690

INCOME FROM OPERATIONS	2,770	3,050	8,587	8,130

OTHER EXPENSE:
Interest expense	(14)	(42)	(67)	(139)
Other expense	(167)	(136)	(532)	(280)
	(181)	(178)	(599)	(419)

INCOME BEFORE INCOME TAX EXPENSE	2,589	2,872	7,988	7,711

INCOME TAX EXPENSE	(945)	(933)	(2,829)	(2,456)

NET INCOME	$ 1,644	$ 1,939	$ 5,159	$ 5,255

BASIC EARNINGS PER COMMON SHARE	$ 0.20	$ 0.23	$ 0.61	$ 0.63

DILUTED EARNINGS PER COMMON SHARE	$ 0.19	$ 0.22	$ 0.58	$ 0.59

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,354,316	8,397,882	8,453,724	8,286,551
Diluted	8,856,934	9,010,490	8,961,606	8,891,581

MEDTOX Scientific, Inc.

October 16, 2008

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$ 3,620	$ 2,220
Accounts receivable, net	15,931	13,810
Inventories	3,873	3,910
Other current assets	2,610	2,943
Total current assets	26,034	22,883

Building, equipment and improvements, net	28,716	26,885

Other assets	17,793	20,181
Total assets	$ 72,543	$ 69,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 10,371	$ 11,634

Long-term debt	471	979

Other long-term obligations	2,102	1,680

Stockholders’ equity	59,599	55,656
Total liabilities and stockholders’ equity	$ 72,543	$ 69,949